EX. 99.2    Memorandum of Understanding


                           MarketShare Recovery, Inc.
                               95 Broadhollow Road
                             Melville, New York 11747


     This memorandum of understanding is to clarify the mutual understanding between Jade Entertainment Group, Inc., a New York corporation ("Jade") and MarketShare Recovery, Inc., a New York corporation, ("MarketShare") with regard to the lease dated March 18, 2003 ("Lease") between Realty 2001 Corp. ("Landlord") and MarketShare. The Lease concerns the office at Suite 101, 95 Broadhollow Road, Melville, New York (the "Premises"). Both parties agree that

     1. Jade will reimburse MarketShare for 50% of all rent due to Landlord from MarketShare for all periods on and after January 1, 2004. Payments will be made directly to the Landlord by Jade in accordance with the terms of the Lease.

     2. MarketShare hereby releases and discharges Jade and its corporate parent, Dominix, Inc. for any and all liability arising from the use and occupancy of the Premise for any time preceding January 1, 2004.

     3. The parties agree to use their respective reasonable best efforts for MarketShare to assign or Jade to assume the Lease by the "Vacancy Date" defined below, with the consent of the Landlord.

     4. MarketShare will vacate the premises 60 days after Dominix, Inc. mails an information statement to its shareholders which will permit it to amend its certificate of incorporation to increase the number of authorized shares of common stock (the "Vacancy Date").

MarketShare Recovery, Inc.                     Jade Entertainment Group, Inc.



By: ___________________________	               By: __________________________


Dated:  March 30, 2004